CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Protected Absolute Return Barrier Notes	$5,441,000	$213.83
due 2009

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 609 to
AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated April 23, 2008
Rule 424(b)(2)
$5,441,000

GLOBAL MEDIUM-TERM NOTES, SERIES F
          Senior Notes

97% Protected Absolute Return Barrier Notes due October 30, 2009
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

Unlike ordinary debt securities, the notes do not pay interest and do not guarantee a full return of principal at maturity.  Instead, the notes will pay at maturity for each $10 stated principal amount of notes a minimum payment amount of $9.70 plus a supplemental redemption amount that will be paid only if the price of one share of the iShares® MSCI EAFE Index Fund, which we refer to as the share price, remains within the price range specified below at all times throughout the term of the notes.  The supplemental redemption amount, if any, will be based on the absolute value of the return of the closing price of one share of the iShares® MSCI EAFE Index Fund, which we refer to as the closing share price, multiplied by the participation rate.  Consequently, you will receive a positive supplemental redemption amount whether the closing share price on the valuation date, which is October 28, 2009, is higher or lower than the initial price, as long as the share price remains within the price range at all times.  However, if the supplemental redemption amount is positive but is less than $0.30 per note, you will receive less than the stated principal amount for each note you hold at maturity.  In no event will the payment at maturity be less than the minimum payment amount of $9.70.
•	The stated principal amount and issue price of each note is $10.
•	We will not pay interest on the notes.
•	The minimum payment amount at maturity for each note is $9.70.
•
At maturity, you will receive, for each $10 stated principal amount of notes, the minimum payment amount of $9.70 per note plus a supplemental redemption amount if the share price is within the price range at all times during the observation period (see below for more information on the observation period).  The supplemental redemption amount will equal:

➢	if at all times during the observation period the share price is within the price range, $10 times the absolute price return times the participation rate; or
➢	if at any time on any day during the observation period the share price is outside the price range, $0.
•	The absolute price return will equal the absolute value of (i) the final price minus the initial price, divided by (ii) the initial price.
➢	The initial price is $75.50, which is the closing share price on the day we priced the notes for initial sale to the public, which we refer to as the pricing date.
➢	The final price will equal the closing share price on the valuation date.
•	The participation rate is 110%.
•	The price range includes any share price that is (i) greater than or equal to $56.625, the initial price times 75% and (ii) less than or equal to $94.375, the initial price times 125%.
•
The observation period is the period of regular trading hours on each trading day on which there is no market disruption event with respect to the shares of the iShares® MSCI EAFE Index Fund, beginning on, and including, the trading day following the pricing date and ending on, and including, the valuation date.

•	The appreciation potential of the notes is limited by the price range and the participation rate to a maximum payment at maturity of $12.45, or 124.5% of the stated principal amount.
•
If the share price is outside the price range at any time on any day, you will receive only the minimum payment amount per note of $9.70 and you will lose money on your investment.  You will also lose money on your investment if the supplemental redemption amount is less than $0.30 per note.

•	Investing in the notes is not equivalent to investing in the iShares® MSCI EAFE Index Fund.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 617480223.

You should read the more detailed description of the notes in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”

The notes involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” beginning on PS-9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.
_______________________

PRICE $10 PER NOTE
_______________________
	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per note	$10	$0.20	$9.80
Total	$5,441,000	$108,820	$5,332,180

(1)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes in certain jurisdictions outside the United States, see the section of this pricing supplement called “Description of Notes–Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)           an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)           an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)           a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)           otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the notes we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes offered are medium-term debt securities of Morgan Stanley.  The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental redemption amount based on appreciations or depreciations in the closing price of one share of the iShares® MSCI EAFE Index Fund (an “underlying share”), which we refer to as the closing share price, so long as the price of one underlying share, which we refer to as the share price, does not move outside the price range during the observation period.  The supplemental redemption amount, if any, will be based on the absolute return of the closing share price at maturity.  Consequently, you will receive a positive supplemental redemption amount whether the closing share price on the valuation date is higher or lower than the initial price, as long as the share price remains within the price range at all times.

Each note costs $10
We, Morgan Stanley, are offering you 97% Protected Absolute Return Barrier Notes due October 30, 2009, Based on the Price of Shares of the iShares® MSCI EAFE Index Fund, which we refer to as the notes.  The stated principal amount of each note is $10.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

Payment at maturity	The Minimum Payment Amount Provides Only 97% Principal Protection

Unlike ordinary debt securities, the notes do not pay interest and do not guarantee a full return of principal at maturity.  Instead, at maturity, for each $10 stated principal amount of notes that you hold, you will receive the minimum payment amount of $9.70 plus a supplemental redemption amount if the share price remains within the price range specified below throughout the observation period, as described below.

Payment at Maturity

The payment at maturity will be calculated as follows: Payment at maturity = minimum payment amount + supplemental redemption amount

The Supplemental Redemption Amount is Linked to Movements in the Share Price

The supplemental redemption amount will equal:

• if at all times during the observation period the share price is within the price range, $10 times the absolute price return times the participation rate; or

• if at any time on any day during the observation period the share price is outside the price range, $0.

The participation rate is 110%.

The price range includes any share price that is (i) greater than or equal to $56.625, the initial price times 75% and (ii) less than or equal to $94.375, the initial price times 125%.  The price range can also be expressed as follows:

price range =

> $56.625 (initial price x 75%); and

< $94.375 (initial price x 125%)

The observation period is the period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares, beginning on, and including, the trading day following the pricing date and ending on, and including, the valuation date, which is scheduled to be October 28, 2009, subject to adjustment for market disruption events.

The absolute price return is the absolute value of the following formula:
final price – initial price initial price

The initial price will equal the closing share price on the pricing date.

The final price will equal the closing share price on the valuation date.

All share prices and closing share prices are subject to adjustment to reflect events affecting the underlying shares.  See “Risk Factors—The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares” and “Description of Notes—Antidilution Adjustments.”

In no event will the supplemental redemption amount exceed $2.75, after giving effect to the participation rate, because if the final price is less than 75% or greater than 125% of the initial price, the share price will have moved outside the price range and your supplemental redemption amount will equal $0.  If the share price moves outside the price range at any time during the observation period, your payment at maturity will be only the minimum payment amount of $9.70 per note. Additionally, even if the share price does not move outside the price range at any time during the observation period, if the absolute value of the return of the underlying shares as of the valuation date is less than approximately 2.73% and the supplemental redemption amount is consequently less than $0.30, you will receive less than the $10 stated principal amount per note at maturity.  The notes are designed for investors who are seeking a positive return if the share price appreciates or depreciates sufficiently within a specified period so long as the underlying shares do not trade outside that range throughout the observation period.

You can review the historical share prices in the section of this pricing supplement called “Description of Notes—Historical Information.”

Investing in the notes is not equivalent to investing in the iShares® EAFE Index Fund.

The iShares® MSCI EAFE Index Fund
The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company.  iShares®, Inc. consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index.  It is possible that this fund may not fully replicate the performance of the MSCI EAFE Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.  Because the prices of the component securities of the MSCI EAFE Index are quoted in foreign currencies and converted into U.S. dollars for the purposes of calculating the MSCI EAFE Index, the underlying shares are subject to currency exchange risk.  See “Risk Factors—The securities are subject to currency exchange risk” and “Description of Securities—The MSCI EAFE Index.

MSCI EAFE Index
The MSCI EAFE Index is calculated, published and disseminated daily by Morgan Stanley Capital International Inc., which we refer to as MSCI, a majority-owned subsidiary of Morgan Stanley, and is designed to measure equity market performance in the global emerging markets.

MSCI is our subsidiary
MSCI publishes the MSCI EAFE Index and is a majority-owned subsidiary of Morgan Stanley.  MSCI is responsible for the design and maintenance of the MSCI EAFE Index, including decisions regarding the calculation of the MSCI EAFE Index, such as the addition and deletion of component stocks and other methodological modifications of the MSCI EAFE Index.  The actions and judgments of MSCI may affect the value of the MSCI EAFE Index and, consequently, could adversely affect the closing share price, to the extent that the underlying shares generally track the MSCI EAFE Index, and the value of the securities.  The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests.

MS & Co. will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MS & Co. has determined the initial price and will determine the final price, whether or not the share price has moved outside the price range at any time on any day during the observation period and will calculate the amount payable at maturity.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes
Although the matter is not free from doubt, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.”  Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the notes even though no stated interest will be paid on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes will be treated as ordinary income.  Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes
The notes are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Description of Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement.  You should also read about some of the risks involved in investing in the notes in the section called “Risk Factors.”  The tax treatment of investments in equity-linked notes such as these differs from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE NOTES AT MATURITY

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount) for a $10 stated principal amount note for a hypothetical range of performance of the price return from -100% to +100% and assumes a hypothetical initial price of $70.00, a participation rate of 110% and a price range which includes all share prices greater than or equal to the hypothetical initial price times 75% and less than or equal to the hypothetical initial price times 125%.  In this example, the share price must move by more than 25% in either direction from the hypothetical initial price during the observation period before we would not pay you a supplemental redemption amount.  In addition, in this example, if the share price does not move by more than approximately 2.73% in either direction from the hypothetical initial price, you would receive less than the $10 stated principal amount per note.

The following results are based solely on the hypothetical example cited and for the shaded rows, on the assumption that the share price has remained within the price range at all times during the observation period.  You should consider carefully whether the notes are suitable to your investment goals.  The numbers appearing in the table below have been rounded for ease of analysis.

Share Price	Price Return	Supplemental Redemption Amount	Payment At Maturity	Return on Notes
$140.00	100.0%	$0.00	$9.70	– 3.0%
$122.50	75.0%	$0.00	$9.70	– 3.0%
$105.00	50.0%	$0.00	$9.70	– 3.0%
$87.50	25.0%	$2.75	$12.45	24.5%
$84.00	20.0%	$2.20	$11.90	19.0%
$81.20	16.0%	$1.76	$11.46	14.6%
$78.40	12.0%	$1.32	$11.02	10.2%
$75.60	8.0%	$0.88	$10.58	5.8%
$72.80	4.0%	$0.44	$10.14	1.4%
$71.91	2.73%	$0.30	$10.00	0.0%
$71.40	2.0%	$0.22	$9.92	-0.8%
$70.00	0.0%	$0.00	$9.70	– 3.0%
$68.60	– 2.0%	$0.22	$9.92	-0.8%
$68.09	– 2.73%	$0.30	$10.00	0.0%
$67.20	– 4.0%	$0.44	$10.14	1.4%
$64.40	– 8.0%	$0.88	$10.58	5.8%
$61.60	– 12.0%	$1.32	$11.02	10.2%
$58.80	– 16.0%	$1.76	$11.46	14.6%
$56.00	– 20.0%	$2.20	$11.90	19.0%
$52.50	– 25.0%	$2.75	$12.45	24.5%
$35.00	– 50.0%	$0.00	$9.70	– 3.0%
$17.50	– 75.0%	$0.00	$9.70	– 3.0%
0	– 100.0%	$0.00	$9.70	– 3.0%

The supplemental redemption amount, if any, will be based on the absolute value of the performance of the underlying shares.  Consequently, you will receive a positive supplemental redemption amount whether the closing share price on the valuation date is higher or lower than the initial price, as long as the share price remains within the price range at all times.  If the share price at any time during the observation period is outside the price range, you will receive only the minimum payment amount per note of $9.70.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the hypothetical total returns set forth in the table above are calculated and assume a participation rate of 110%.

Example 1:

The closing share price increases by 16% from the hypothetical initial price of $70.00 to a final price of $81.20, and the share price remains within the price range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

supplemental redemption amount  =

$10.00 x absolute value of [(81.20 – 70.00) / 70.00] x participation rate of 110%  = $1.76

Therefore, the total payment at maturity per note will be $11.46, which is the sum of the $9.70 minimum payment amount and a supplemental redemption amount of $1.76.

Example 2:

The closing share price decreases by approximately 2.73% from the hypothetical initial price of $70.00 to a final price of approximately $68.09, and the share price remains within the price range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

supplemental redemption amount  =

$10.00 x absolute value of [(68.09 – 70.00) / 70.00] x participation rate of 110%  = $0.30

Therefore, the total payment at maturity per note will be $10.00, which is the sum of the $9.70 minimum payment amount and a supplemental redemption amount of $0.30.

Example 3:

The closing share price decreases by 2% from the hypothetical initial price of $70.00 to a final price of $68.60, and the share price remains within the price range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

supplemental redemption amount  =

$10.00 x absolute value of [(68.60 – 70.00) / 70.00] x participation rate of 110%  = $0.22

Therefore, the total payment at maturity per note will be $9.92, which is the sum of the $9.70 minimum payment amount and a supplemental redemption amount of $0.22.  Accordingly, the payment at maturity will be less than the $10 stated principal amount of the notes even though the share price has increased and has remained within the price range at all times during the observation period.

Example 4:

The share price moves outside the price range at any time on any day during the observation period.  Because the share price has moved outside the price range, the supplemental redemption amount is equal to $0, and the payment at maturity is equal to only the minimum payment amount of $9.70 per note regardless of the final price.

RISK FACTORS

The notes are not secured debt, are riskier than ordinary debt securities and do not pay interest.  The payment you receive at maturity is linked to the movements of the share price.  Investing in the notes is not equivalent to investing directly in the iShares® MSCI EAFE Index Fund.  This section describes the most significant risks relating to the notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes, the notes do not pay interest
The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes and only provide for the return of 97% of the principal amount at maturity.  Because the supplemental redemption amount may equal zero, the return on your investment in the notes may be zero and, therefore, less than the amount that would be paid on an ordinary debt security.  In addition, the return of only the minimum payment amount at maturity will result in a loss on your investment in the notes.  The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental redemption amount based on whether the share price remains within the price range throughout the observation period and on whether the closing share price has appreciated or depreciated sufficiently on the valuation date.

The notes may pay less than the principal amount at maturity
We do not guarantee full return of principal at maturity.  If at any time on any day during the observation period the share price is outside the price range, no supplemental redemption amount will be paid and you will receive only the minimum payment amount of $9.70 for each note.  In addition, even if the share price does not move outside the price range at any time during the observation period, if the absolute value of the price return as of the valuation date is less than approximately 2.73% and the supplemental redemption amount is consequently less than $0.30, you will receive less than the $10 stated principal amount per note at maturity.

Your appreciation potential is limited
The appreciation potential of the notes is limited by the price range to a maximum payment at maturity of $12.45, or 124.5% of the stated principal amount.  In no event will the supplemental redemption amount exceed $2.75 because if the final price is less than 75% or greater than 125% of the initial price, the share price will have moved outside the price range and your supplemental redemption amount will equal $0.  See “Hypothetical Payouts on the Notes at Maturity” on PS-7.

The notes will not be listed
The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  Because we do not expect that other market makers to participate in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

If the share price moves outside the price range, the market value of the notes will decrease
If at any time on any day during the observation period the share price is outside the price range, the market value of the notes will decline below the stated principal amount and will no longer be linked to the price of the underlying shares.  If you try to sell your notes on the secondary market prior to maturity in these circumstances, you will receive less than the stated principal amount.

Market price of the notes may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

•	the share price at any time,

•	whether the share price has been outside the price range,

•	the volatility (frequency and magnitude of changes in value) of the share price,

•	interest and yield rates in the market,

•	the dividend rate on the stocks underlying the MSCI EAFE Index,

•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities underlying the MSCI EAFE Index or stock markets generally and which may affect the final price,

•	the time remaining until the notes mature, and

•	our creditworthiness.

Some or all of these factors will influence the price you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount if, at the time of sale, the share price has been outside of the price range or is close to the lower or upper limit of the price range.

You can review the historical share prices in the section of this pricing supplement called “Description of Notes—Historical Information.”

You cannot predict the future performance of the share price based on its historical performance.  In addition, there can be no assurance that the share price will remain within the price range during the observation period.  If, at any time on any day during the observation period, the share price is outside the price range, you will receive at maturity only the minimum payment amount of $9.70 per note with respect to the notes you hold.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The value of the underlying shares are subject to currency exchange risk
Because the price of the underlying shares reflects the U.S. dollar value of the stocks underlying the iShares® MSCI EAFE Index Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI EAFE Index, the value of the underlying shares will be adversely affected and the payment at maturity on the notes may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

There are risks associated with investments in securities linked to the value of foreign equity securities
The stocks included in the MSCI EAFE Index and that are generally tracked by the underlying shares have been issued by companies in various foreign countries.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Investing in the notes is not equivalent to investing in the iShares® MSCI EAFE Index Fund
Investing in the notes is not equivalent to investing in the underlying shares.  As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares.

Adjustments to the iShares® MSCI EAFE Index Fund or to the MSCI EAFE Index could adversely affect the value of the notes
Barclays Global Fund Advisors, which we refer to as BGFA, is the investment adviser to the iShares® MSCI EAFE Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index.  MSCI is responsible for calculating and maintaining the MSCI EAFE Index.  MSCI can add, delete or substitute the stocks underlying the MSCI EAFE Index or make other methodological changes that could change the value of the MSCI EAFE Index.  Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the iShares® MSCI EAFE Index Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the notes.

The underlying shares may not exactly track the MSCI EAFE Index
The performance of the underlying shares may not exactly replicate the performance of the MSCI EAFE Index because the iShares® MSCI EAFE Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI EAFE Index.  It is also possible that the iShares® MSCI EAFE Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between this fund and the MSCI EAFE Index or due to other circumstances.  BGFA may invest up to 10% of the iShares® MSCI EAFE Index Fund’s assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the MSCI EAFE Index.

The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares
MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the notes may be materially and adversely affected.

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

As calculation agent, MS & Co. has determined the initial price and will determine the final price and whether or not the share price is outside the price range at any time on any day during the observation period as well as your payment at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of any closing share price or share price in the event of a discontinuance of the underlying shares, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Notes—Market Disruption Event” and “—Discontinuance of the Underlying Shares and/or MSCI EAFE Index; Alteration of Method of Calculation.”

MSCI and MS & Co., the calculation agent, are each our subsidiaries.  MSCI is responsible for calculating and maintaining the MSCI EAFE Index and the guidelines and policies governing its composition and calculation.  Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI.

The policies and judgments for which MSCI is responsible concerning additions, deletions, substitutions and weightings of the component stocks and the manner in which certain changes affecting such component stocks are taken into account may affect the value of the MSCI EAFE Index and, consequently, the share price, to the extent that the underlying shares generally track the MSCI EAFE Index, and the value of the notes.  The inclusion of a component stock in the MSCI EAFE Index is not an investment recommendation by Morgan Stanley or MSCI of that security.

MS & Co. and MSCI are under no obligation to consider your interests as an investor in the notes and will not do so.  Any actions or judgments by MSCI or MS & Co. could adversely affect the share price and, consequently, the value of the notes.

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes.  The subsidiaries through which we hedge our obligations under the notes expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the value of the notes
MS & Co. and other affiliates of ours have carried out and will continue to carry out hedging activities related to the notes (and possibly to other instruments linked to the MSCI EAFE Index or its component stocks), including trading in the underlying shares, in options contracts on the underlying shares as well as in other instruments related to the underlying shares.  MS & Co. and some of our other subsidiaries also trade the underlying shares, stocks underlying the MSCI EAFE Index and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities during the term of the notes could potentially affect the share price, whether it is outside the price range at any time and, accordingly, the amount of cash you will receive at maturity.  Additionally, such hedging or trading activities could potentially affect the final price and, accordingly, the amount of cash you will receive at maturity.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes
Although the matter is not free from doubt, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.”  Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the notes even though no stated interest will be paid on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes will be treated as ordinary income.  Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Note” refers to each $10 Stated Principal Amount of any of our 97% Protected Absolute Return Barrier Notes Due October 30, 2009, Based on the Price of Shares of the iShares® MSCI EAFE Index Fund.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$5,441,000

Original Issue Date (Settlement Date)	April 30, 2008

Maturity Date
October 30, 2009, subject to extension if the Valuation Date is postponed in accordance with the definition thereof.  If the Valuation Date is postponed so that it falls less than two scheduled Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Business Day following the Valuation Date as postponed.

Observation Period
The period of regular trading hours on each Trading Day on which there is no Market Disruption Event with respect to the Underlying Shares, beginning on, and including, the Trading Day following the Pricing Date and ending on, and including, the Valuation Date.

Pricing Date	April 23, 2008

Interest Rate	None

Specified Currency	U.S. dollars

CUSIP Number	617480223

Denominations	$10 and integral multiples thereof

Stated Principal Amount	$10 per Note

Issue Price	$10 per Note

Underlying Shares	Shares of the iShares® MSCI EAFE Index Fund

Payment at Maturity
At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to the $10 Stated Principal Amount of each Note an amount in cash equal to the Minimum Payment Amount plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 Stated Principal Amount of each Note, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry

Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Supplemental Redemption Amount	The Supplemental Redemption Amount will equal:

•	if at all times during the Observation Period the Share Price times the Adjustment Factor at such time is within the Price Range, $10 times the Absolute Price Return times the Participation Rate; or

•	if at any time on any day during the Observation Period the Share Price times the Adjustment Factor at such time is outside the Price Range, $0.

The Calculation Agent will calculate the Supplemental Redemption Amount on the Valuation Date.

Minimum Payment Amount	$9.70 per Note

Participation Rate	110%

Price Range	The Price Range includes any Share Price that is:

(i) greater than or equal to $56.625, the Initial Price times 75% and

(ii) less than or equal to $94.375, the Initial Price times 125%.

The Price Range can also be expressed as follows:

Price Range =

> $56.625 (Initial Price x 75%); and

< $94.375 (Initial Price x 125%)

Absolute Price Return	The Absolute Price Return is the absolute value of the following formula: Final Price – Initial Price Initial Price

Initial Price	$75.50, the Closing Share Price on the Pricing Date.

Final Price	The Closing Share Price times the Adjustment Factor, in each case, as calculated on the Valuation Date.

Share Price
Subject to the provisions set out under “—Discontinuance of the Underlying Shares and/or MSCI EAFE Index; Alteration of Method of Calculation” below, the Share Price for the Underlying Shares at any time on any Trading Day means:

(i)
if the Underlying Shares are listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the most recently reported sale price, regular way, at such time during the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Underlying Shares are listed or admitted to trading,

(ii)	if the Underlying Shares are securities of the NASDAQ, the most recently reported sale price, regular way, at such time during the principal trading session on such day quoted by the NASDAQ, or

(iii)
if the Underlying Shares are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), the most recently reported sale price at such time during the principal trading session on the OTC Bulletin Board on such day.

See “—Discontinuance of the Underlying Shares and/or MSCI EAFE Index; Alteration of Method of Calculation” below.

Closing Share Price
Subject to the provisions set out under “—Discontinuance of the Underlying Shares and/or MSCI EAFE Index; Alteration of Method of Calculation” below, the Closing Share Price for the Underlying Shares on any Trading Day means:

(i)
if the Underlying Shares are listed or admitted to trading on a national securities exchange (other than the NASDAQ), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Exchange Act, on which the Underlying Shares (or any such other security) are listed or admitted to trading,

(ii)	if the Underlying Shares are securities of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)
if the Underlying Shares are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board operated by the NASD, the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Shares are listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Share Price for one Underlying Share on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day. The term “OTC Bulletin Board Service” will include any successor service thereto.  See “—Discontinuance of the Underlying Shares and/or MSCI EAFE Index; Alteration of Method of Calculation” below.

Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting the Underlying Shares. See “—Antidilution Adjustments” below.

Valuation Date	October 28, 2009, subject to adjustment for Market Disruption Events as described in the following paragraph.

If a Market Disruption Event occurs on the scheduled Valuation Date, or if such Valuation Date is not a Trading Day, the Final Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred; provided that the Final Price will not be determined on a date later than the fifth scheduled Trading Day after the scheduled Valuation Date and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Final Price as the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC (“NYSE”), the American Stock Exchange LLC, The NASDAQ Stock Market LLC, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note
Book Entry.  The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Notes.  Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Price, the Final Price, whether or not the Share Price has moved outside the Price Range at any time on any day during the Observation Period, the Payment at Maturity and whether a Market Disruption Event has occurred.  See “—Discontinuance of the Underlying Shares and/or MSCI EAFE Index; Alteration of Method of Calculation” and “—Market Disruption Event” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to the Underlying Shares:

(i)
the occurrence or existence of a suspension, absence or material limitation of trading of the Underlying Shares on the primary market for the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the Underlying Shares as a result of which the reported trading prices for the Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; or

(ii)
the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the MSCI EAFE Index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges, in each case as determined by the Calculation Agent in its sole discretion; or

(iii)
the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the MSCI EAFE Index or the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(iv)
a determination by the Calculation Agent in its sole discretion that any event described in clauses (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the MSCI EAFE Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the MSCI EAFE Index shall be based on a comparison of (x) the portion of the level of the MSCI EAFE Index attributable to that security relative to (y) the overall level of the MSCI EAFE Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the MSCI EAFE Index or the Underlying Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the MSCI EAFE Index or the Underlying Shares and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the MSCI EAFE Index or the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange	Relevant Exchange means the primary exchange or market of trading for any security (or any combination thereof) then included in the MSCI EAFE Index or any Successor Index (as described below).

Antidilution Adjustments
If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share.

No adjustment to the Adjustment Factor pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

See also “—Discontinuance of the Underlying Shares and/or MSCI EAFE Index; Alteration of Method of Calculation.”

Discontinuance of the Underlying Shares and/or MSCI EAFE Index;
Alteration of Method of Calculation
If the iShares® MSCI EAFE Index Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Share Price at any time on any Trading Day and Closing Share Price on any Trading Day following the Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) (a) the value of the MSCI EAFE Index (or any Successor Index, as described below) at such time on such Trading Day, in the case of the Share Price, or (b) closing value of the MSCI EAFE Index (or any Successor Index, as described below) on such Trading Date, in the case of the Closing Share Price, (in each case, taking into account any material changes in the method of calculating the MSCI EAFE Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the Closing Share Price and the denominator of which is the closing value of the MSCI EAFE Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Closing Share Price was available.

If MSCI discontinues publication of the MSCI EAFE Index and MSCI or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued MSCI EAFE Index (such index being referred to herein as a “Successor Index”), then any subsequent Share Price  at any time on any Trading Day, or Closing Share Price on any Trading Day, following a Liquidation Event will be determined by reference to (a) the published value of such Successor Index at such time on such Trading Day, in the case of the Share Price, or (b) the published value of such Successor Index at the regular weekday close of trading on such Trading Day, in the case of the Closing Share Price.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Notes, within three Trading Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If MSCI discontinues publication of the MSCI EAFE Index prior to, and such discontinuance is continuing on, any Trading Day, the Valuation Date or on the date of acceleration following a Liquidation Event and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine Closing Share Price for such date. Following any such determination, the Calculation Agent will not compute the Share Price on any Trading Day and will instead rely on the Closing Share Price as computed by the Calculation Agent for the purpose of determining whether the Share Price is outside the Price  Range.  The Closing Share Price will be computed by the Calculation Agent in accordance with the formula for calculating the MSCI EAFE Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at such time during the principal trading session of the Relevant Exchange on such date of each security most recently composing the MSCI EAFE Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI EAFE Index may adversely affect the value of the Notes.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the “Acceleration Amount”) will be equal to $10 plus the Supplemental Redemption Amount, if any, determined as though the Observation Period ended at 4:00 p.m. on the date of acceleration and using the Closing Share Price on the date of such acceleration as the Final Price.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

The iShares® MSCI EAFE
Index Fund; Public Information
iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund.   This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index.  Information provided to or filed with the Commission by iShares®, Inc. pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes offered hereby and does not relate to the Underlying Shares.  We have derived all disclosures contained in this pricing supplement regarding iShares®, Inc. from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares®, Inc.  Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding iShares®, Inc. is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we priced the Notes) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares®, Inc. could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares®, Inc.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares®, Inc., and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws.  As a prospective purchaser of the Notes, you should undertake an independent investigation of iShares®, Inc. as in your judgment is appropriate to make an informed decision with respect to an investment in the Underlying Shares.

iShares® is a registered trademark of Barclays Global Investors, N.A. (“BGI”).    The Notes are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The MSCI EAFE Index
The MSCI EAFE Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.  See “—Affiliation of MSCI, MS & Co. and Morgan Stanley” below.

Morgan Stanley obtained all information contained in this pricing supplement regarding the MSCI EAFE Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  That information reflects the policies of, and is subject to change by, MSCI.  Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI EAFE Index.

The MSCI EAFE Index is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Index Calculation.  The performance of the MSCI EAFE Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) constituting the MSCI indexes for the 21 selected countries (the “Component Country Indices”).  Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets.  See “—Maintenance of the MSCI EAFE Index and the Component Country Indices” below.

Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market.  In general, all prices are taken from the main stock exchange in each market.  Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 5 p.m. Central Europe Time.  The U.S. dollar value of the MSCI EAFE Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the Component Securities. The MSCI EAFE Index was launched on December 31, 1969 at an initial value of 100.

Maintenance of the MSCI EAFE Index and the Component Country Indices.  In order to maintain the representativeness of the MSCI EAFE Index, structural changes to the MSCI EAFE Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities.  Currently, such changes in the MSCI EAFE Index may only be made on four dates throughout the year: after the last scheduled index close of each February, May, August and November.

MSCI may add additional Component Country Indices to the MSCI EAFE Index or subtract one or more of its current Component Country Indices prior to the expiration of the Securities.  Any such adjustments are made to the MSCI EAFE

Index so that the value of the MSCI EAFE Index at the effective date of such change is the same as it was immediately prior to such change.

Each Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets.  In maintaining each Component Country Index, emphasis is also placed on its continuity, replicability and on minimizing turnover in the MSCI EAFE Index.

MSCI classifies index maintenance in three broad categories.  The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur.  The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events.  The third category consists of full Component Country Index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events.  They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis.  These changes are reflected in the indices at the time of the event.  All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets.  This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI EAFE Index at the time of their actual occurrence and that should not wait until the annual full Component Country Index review due to their importance.  These quarterly index reviews may result in additions and deletions of Component Securities from a Component Country Index and changes in “foreign inclusion factors” and in number of shares.  Additions and deletions to Component Securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for Component Securities with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events.  Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for Component Securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature.  Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks.  The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November.  The results of the quarterly index reviews are announced at least two weeks prior to their implementation.  Any country may be impacted at the quarterly index review.

The annual full Component Country Index review includes a re-appraisal of the free float-adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for Component and non-Component Securities, updating the minimum size guidelines for new and existing Component Securities, as well as changes typically considered for quarterly index reviews.  During a full Component Country Index review, securities may be added or deleted from a Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for Component Securities changes during quarterly index reviews as discussed above.  The results of the annual full Component Country Index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.  Index maintenance of the Component Country Indices is reflected in the MSCI EAFE Index.

Selection of Component Securities and Calculating and Adjusting for Free Float. The selection of the Component Securities for each Component Country Index is based on the following guidelines:

(i)	Define the universe of listed securities within each country;

(ii)	Adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii)	Classify securities into industry groups under the Global Industry Classification Standard (GICS); and

(iv)	Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors.  In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits.  MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor.  Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

The MSCI EAFE Index is Subject to Currency Exchange Risk.  Because the closing prices of the Component Securities are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE Index, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Component Securities trade.  Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the Component Securities in the MSCI EAFE Index denominated in each such currency.  The devaluation of the

U.S. dollar against the currencies in which the Component Securities trade will result in an increase in the value of the MSCI EAFE Index.  Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI EAFE Index will be adversely affected and may reduce or eliminate any return on your investment.  Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI EAFE Index, and any negative currency impact on the MSCI EAFE Index may significantly decrease the value of the Notes.  The return on an index composed of the Component Securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the MSCI EAFE Index, which is converted into U.S. dollars.

Affiliation of MSCI, MS & Co. and Morgan Stanley.  Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley.  MSCI is responsible for the MSCI EAFE Index and the guidelines and policies governing its composition and calculation.  Although judgments, policies and determinations concerning the MSCI EAFE Index are made solely by MSCI, Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI.  MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE NOTES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE MSCI EAFE INDEX.  THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE MSCI EAFE INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI EAFE INDEX.  FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI EAFE INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE MSCI EAFE INDEX.  IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI EAFE INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE RETURN ON YOUR INVESTMENT.  ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE NOTES.

MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculation of the MSCI EAFE Index prior to its dissemination.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI EAFE Index.

Historical Information
The following table sets forth the published high and low Closing Share Prices, as well as end-of-quarter Closing Share Prices, of the Underlying Shares for each quarter in the period from January 1, 2003 through April 23, 2008.  The Closing Share Price on April 23, 2008 was $75.50.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

Please note that the historical Closing Share Prices in the table below are based on a single closing price published by Bloomberg Financial Markets for each day.  We will not use a single closing price to determine if the Share Price moves outside the Price Range for each Trading Day during the Observation Period.  The applicable Share Prices for each Trading Day will include all values within the range between, and inclusive of, the highest Share Price and the lowest Share Price for each Trading Day.  Use of the daily range of share prices opposed to a single closing price increases the chance that the Share Price will move outside the Price Range on any given Trading Day.

The historical Closing Share Prices should not be taken as an indication of future performance, and no assurance can be given as to the Final Price on the Valuation date.  We cannot give you any assurance that the Share Price will at all times remain within the Price Range over the term of the Notes so that you will receive any Supplemental Redemption Amount.

	High	Low	Period End
2003
First Quarter	34.15	28.81	30.20
Second Quarter	37.77	30.67	36.10
Third Quarter	40.38	36.07	39.00
Fourth Quarter	45.60	40.22	45.59
2004
First Quarter	48.10	45.12	47.20
Second Quarter	48.10	43.39	47.67
Third Quarter	47.40	44.47	47.13
Fourth Quarter	53.42	47.13	53.42
2005
First Quarter	55.25	51.26	52.96
Second Quarter	53.83	51.28	52.39
Third Quarter	58.48	51.95	58.10
Fourth Quarter	60.94	54.72	59.43
2006
First Quarter	65.38	60.33	64.92
Second Quarter	70.58	59.46	65.39
Third Quarter	68.36	61.70	67.75
Fourth Quarter	74.33	67.94	73.22
2007
First Quarter	76.72	70.90	76.26
Second Quarter	81.78	76.50	80.77
Third Quarter	83.62	73.94	82.59
Fourth Quarter	86.10	78.24	78.50
2008
First Quarter	78.35	68.34	71.90
Second Quarter (through April 23, 2008)	75.90	72.64	75.50

The following graph shows the daily intra-day high and low and closing prices of the Underlying Shares from January 1, 2003 through April 23, 2008.  We obtained the information in the graph from Bloomberg Financial Markets, without independent verification.

The historical share prices should not be taken as an indication of future performance, and no assurance can be given as to the Final Price on the Valuation date.  We cannot give you any assurance that the Share Price will at all times remain within the Price Range over the term of the Notes so that you will receive any Supplemental Redemption Amount.

Performance of the Underlying Shares– Intra-day Highs and Lows and Closes from January 1, 2003 to April 23, 2008

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries.  The original Issue Price of the Notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in the Underlying Shares or in futures or options contracts on the Underlying Shares. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling the Underlying Shares, futures or options contracts on the Underlying Shares listed on major securities markets, exchange traded funds or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activity will not affect the Share Price or Closing Share Price and, therefore, such activity may adversely affect the value of the Notes or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement.  The Agent may allow a concession not in excess of $0.20 per Note to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that, concessions allowed to dealers in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Notes distributed by such dealers.  After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Notes against payment therefor in New York, New York on April 30, 2008, which will be the fifth scheduled Business Day following the date of this pricing supplement.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Notes more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes.  Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account.  The Agent must close out any naked short position by purchasing the Notes in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes.  Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)   a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides a limited exception for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption).

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal Income Taxation
Although the matter is not free from doubt, the Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the discussion set forth in the accompanying prospectus supplement in the section called “United States Federal Taxation.”

Tax Consequences to U.S. Holders

Please read the discussions in the sections called “United States Federal Taxation – Tax Consequences to U.S. Holders – Notes – Optionally Exchangeable Notes” and “United States Federal Taxation – Tax Consequences to U.S. Holders – Backup Withholding and Information Reporting” of the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes.  The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Notes on a constant yield basis in each year that they hold the Notes, even though no stated interest will be paid on the Notes.  As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, as discussed in the accompanying prospectus supplement.  In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will be treated as ordinary income.

The rate of accrual of OID on the Notes is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement.  We have determined that the comparable yield is an annual rate of 3.4502% compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a Note (assuming an issue price of $10) consists of a projected amount equal to $10.5272 due at maturity.

Based on the comparable yield set forth above, the following table states the amount of OID (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Notes) that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2008	$0.0575	$0.0575
July 1, 2008 through December 31, 2008	$0.1735	$0.2310
January 1, 2009 through June 30, 2009	$0.1765	$0.4075
July 1, 2009 through Maturity Date	$0.1197	$0.5272

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

Tax Consequences to Non-U.S. Holders

If you are a non-U.S. investor, please read the discussion under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of investing in the Notes.  Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.  Such non-U.S. investors should consult their tax advisers regarding the potential tax consequences of investing in the Notes.